Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

CONTACTS
Investors:
Alex Pettitt
Under Armour, Inc.
Tel: 410.454.6578

Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 24% TOP LINE GROWTH AND 76% DILUTED EPS GROWTH

FOR THE FOURTH QUARTER

•	Fourth Quarter Net Revenues Increased 24% to $222.2 Million; Diluted EPS Increased 76% to $0.30

•	Fourth Quarter Direct-to-Consumer Net Revenues Increased 53%

•	Full Year Net Revenues Increased 18% to $856.4 Million, Exceeding the Company’s Previously Provided Outlook

•	Full Year Diluted EPS Increased 21% to $0.92, Exceeding the Company’s Previously Provided Outlook

•	Cash & Cash Equivalents Increased $85.3 Million Year-Over-Year to $187.3 Million at Year-End

•	Inventory Decreased 19% to $148.5 Million at Year-End

•	Company Updates 2010 Outlook to 10%-12% Growth for Both Net Revenues and Diluted EPS

Baltimore, MD (January 28, 2010) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter and year ended December 31, 2009. Net revenues increased 24.0% in the fourth quarter of 2009 to $222.2 million compared with net revenues of $179.3 million in the fourth quarter of 2008. Diluted earnings per share for the fourth quarter of 2009 was $0.30 on weighted average common shares outstanding of 50.8 million compared with $0.17 per share on weighted average common shares outstanding of 50.4 million in the fourth quarter of the prior year.

Fourth quarter apparel net revenues increased 26.0% to $192.1 million compared with $152.4 million in the same period of the prior year, driven by growth in Men’s, Women’s, and Youth apparel. Footwear net revenues were $8.7 million in the fourth quarter of 2009 compared with $9.2 million in the same period of the prior year. Direct-to-Consumer net revenues grew 52.9% year-over-year during the fourth quarter.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “2009 was a great testament to the expanding power of the Under Armour Brand with athletes. We reached new consumers across the sports spectrum, while investing in our key growth drivers including Women’s, Footwear and Direct-to-Consumer, and took important steps in building a stable foundation for long-term growth.”

For the fourth quarter, operating income grew 17.8% to $26.9 million compared with $22.9 million in the prior year’s period. Gross margin for the fourth quarter of 2009 increased to 51.4% compared with 50.7% in the prior year’s quarter primarily due to the increased higher margin sales in Direct-to-Consumer. Selling, general and administrative expenses were 39.3% of net revenues in the fourth quarter of 2009 compared with 37.9% of net revenues in the same period of the prior year. The increase was primarily driven by higher personnel costs and continued investments in Direct-to-Consumer. Marketing expense for the fourth quarter of 2009 was 10.8% of net revenues versus 11.0% in the prior year’s period.

Mr. Plank concluded, “Our strong apparel results in the fourth quarter are great evidence that our Brand is resonating with new consumers. While we continue to meaningfully lead the performance apparel market in innovation, we are also bringing new consumers into the performance category through our expanded presence with our wholesale partners and our own Direct-to-Consumer channel.”

Review of Full Year Operating Results

Net revenues for the full year 2009 increased 18.1% to $856.4 million from $725.2 million in 2008, ahead of the Company’s previously provided outlook of $830 million to $835 million. Diluted earnings per share for the full year increased 21.1% to $0.92 on weighted average common shares outstanding of 50.7 million compared with $0.76 per share on weighted average common shares outstanding of 50.3 million in 2008, ahead of the Company’s previously provided outlook of $0.85 to $0.87.

Apparel net revenues increased 12.6% to $651.8 million compared with $578.9 million in the same period of the prior year. Driven by the Company’s entrance into Running Footwear, footwear net revenues increased 60.6% to $136.2 million in 2009 compared with $84.8 million in 2008. Direct-to-Consumer net revenues increased 49.5% during the full year.

Operating income increased 10.9% for the year and totaled $85.3 million compared with $76.9 million in 2008. Gross margin for 2009 was 48.2% compared with 48.9% in the prior year primarily due to a higher proportion of footwear sales and increased liquidations to third parties. Selling, general and administrative expenses were 38.2% of net revenues in 2009 compared with 38.3% of net revenues in the same period of the prior year. Marketing expenses increased $11.2 million in 2009 and were 12.4% of net revenues compared with 13.1% in 2008.

Balance Sheet Highlights

Cash and cash equivalents increased $85.3 million to $187.3 million at December 31, 2009 compared with $102.0 million at December 31, 2008. The Company had no borrowings outstanding under the $200 million revolving credit facility at December 31, 2009. Inventory at year-end decreased 18.5% to $148.5 million compared with $182.2 million at December 31, 2008. Net accounts receivable decreased 2.4% to $79.4 million at December 31, 2009 compared with $81.3 million at December 31, 2008.

Brad Dickerson, Chief Financial Officer of Under Armour, Inc., stated, “2009 was a year of substantive improvement in our ability to manage our business, specifically around our balance sheet. We increased our cash position by 84 percent and improved inventory turns while making the capital and operational investments in systems and people to drive long-term growth. Growing our annual earnings 22 percent on an 18 percent increase in revenues illustrates the organizational discipline we have developed to leverage the abundant opportunities that exist for the Company.”

Outlook for 2010

The Company had previously anticipated 2010 net revenues and EPS to grow in the high-single to low-double-digits. The Company now expects 2010 annual net revenues in the range of $945 million to $960 million, an increase of 10% to 12% over 2009. The Company expects 2010 diluted earnings per share for the full year to grow in line with net revenue growth. Further, the Company expects an effective tax rate of approximately 42.7% for the full year. The Company anticipates fully diluted weighted average shares outstanding of approximately 51.1 million to 51.3 million for 2010.

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, January 28th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, Guangzhou, China, and Jakarta, Indonesia. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Year Ended December 31, 2009 and 2008

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 12/31/09	% of Net Revenues	Quarter Ended 12/31/08	% of Net Revenues	Year Ended 12/31/09	% of Net Revenues	Year Ended 12/31/08	% of Net Revenues
Net revenues	$222,217	100.0%	$179,279	100.0%	$856,411	100.0%	$725,244	100.0%
Cost of goods sold	108,076	48.6%	88,337	49.3%	443,386	51.8%	370,296	51.1%

Gross profit	114,141	51.4%	90,942	50.7%	413,025	48.2%	354,948	48.9%

Operating expenses
Selling, general and administrative expenses	87,208	39.3%	68,069	37.9%	327,752	38.2%	278,023	38.3%

Income from operations	26,933	12.1%	22,873	12.8%	85,273	10.0%	76,925	10.6%

Interest expense, net	(435)	(0.2)%	(352)	(0.2)%	(2,344)	(0.3)%	(850)	(0.1)%
Other expense, net	(258)	(0.1)%	(4,661)	(2.6)%	(511)	(0.1)%	(6,175)	(0.9)%

Income before income taxes	26,240	11.8%	17,860	10.0%	82,418	9.6%	69,900	9.6%
Provision for income taxes	11,038	5.0%	9,539	5.4%	35,633	4.1%	31,671	4.3%

Net income	$15,202	6.8%	$8,321	4.6%	$46,785	5.5%	$38,229	5.3%

Net income available per common share
Basic	$0.30		$0.17		$0.94		$0.78
Diluted	$0.30		$0.17		$0.92		$0.76

Weighted average common shares outstanding
Basic	50,199		49,295		49,848		49,086
Diluted	50,846		50,407		50,650		50,342

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 12/31/09	Quarter Ended 12/31/08	% Change	Year Ended 12/31/09	Year Ended 12/31/08	% Change
Apparel	$192,073	$152,407	26.0%	$651,779	$578,887	12.6%
Footwear	8,749	9,219	(5.1)%	136,224	84,848	60.6%
Accessories	11,529	9,283	24.2%	35,077	31,547	11.2%

Total net sales	212,351	170,909	24.2%	823,080	695,282	18.4%
Licensing revenues	9,866	8,370	17.9%	33,331	29,962	11.2%

Total net revenues	$222,217	$179,279	24.0%	$856,411	$725,244	18.1%

Under Armour, Inc.

As of December 31, 2009 and 2008

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/09	As of 12/31/08
Assets

Cash and cash equivalents	$187,297	$102,042
Accounts receivable, net	79,356	81,302
Inventories	148,488	182,232
Prepaid expenses and other current assets	19,989	18,023
Deferred income taxes	12,870	12,824

Total current assets	448,000	396,423

Property and equipment, net	72,926	73,548
Intangible assets, net	5,681	5,470
Deferred income taxes	13,908	8,687
Other long term assets	5,073	3,427

Total assets	$545,588	$487,555

Liabilities and Stockholders’ Equity

Revolving credit facility	$—	$25,000
Accounts payable and accrued expenses	109,595	98,340
Current maturities of long term debt	9,275	7,433
Other current liabilities	1,292	2,337

Total current liabilities	120,162	133,110

Long term debt, net of current maturities	10,948	13,158
Other long term liabilities	14,481	10,190

Total liabilities	145,591	156,458

Total stockholders’ equity	399,997	331,097

Total liabilities and stockholders’ equity	$545,588	$487,555